(a)(32)

AMENDMENT NO. 28 TO TRUST INSTRUMENT OF

VOYA VARIABLE INSURANCE TRUST

Amendment to Increase Number of Trustees

Effective: September 10, 2015

THIS AMENDMENT NO. 28 TO THE TRUST INSTRUMENT OF VOYA VARIABLE INSURANCE TRUST (“VVIT”), a Delaware statutory trust, dated July 15, 1999, as amended (the “Trust Instrument”), reflects resolutions adopted by the Board of Trustees (the “Trustees”) of VVIT at a meeting held on September 10, 2015, with respect to amending the maximum number of Trustees, acting pursuant to the Trust Instrument, including Article XI, Section 11.8 of VVIT’s Trust Instrument. The resolutions serve to increase the maximum number of Trustees of VVIT from twelve (12) to fifteen (15), as reflected in Article III, Section 3.6 of VVIT’s Trust Instrument, effective September 10, 2015.

VOYA VARIABLE INSURANCE TRUST

SECRETARY’S CERTIFICATE

I, Huey P. Falgout, Jr., Secretary of Voya Variable Insurance Trust (“VVIT”), do hereby certify that the following is a true copy of resolutions duly adopted by the Board of Trustees (the “Trustees”) of VVIT at a meeting held on September 10, 2015 with regard to increasing the maximum number of Trustees of VVIT, effective September 10, 2015:

WHEREAS, the Board of Trustees (the “Board”) of Voya Variable Insurance Trust (the “Trust”) has determined to amend the Trust Instrument for the Trust to reflect an increase in the maximum allowable number of members of the Board to fifteen (15); so be it

RESOLVED, that the Trust Instrument be amended to the extent necessary or practicable to increase the maximum allowable number of member of the Board to fifteen (15); and

FURTHER RESOLVED, that the appropriate officers of the Trust be, and each hereby is, authorized to prepare, execute and deliver such documents, with such changes as may be recommended by the officers, with advice from counsel, and to take such other actions as he or she may determine to be necessary or appropriate to carry out the intent or purposes of the foregoing resolution, such determination to be conclusively evidenced by the doing of such acts and the preparation, execution and delivery of such documents.

By:	/s/ Huey P. Falgout, Jr.
Huey P. Falgout, Jr.
Secretary

Dated:	October 5, 2015